Exhibit (a)(20)
WRITTEN INSTRUMENT AMENDING THE
AMENDED AND RESTATED
AGREEMENT AND DECLARATION OF TRUST
OF PACIFIC SELECT FUND
          RESOLVED, that the undersigned, being a majority of the Trustees of Pacific Select Fund, a Massachusetts business trust (the “Trust”), acting pursuant to Section 6.2 of the Amended and Restated Agreement and Declaration of Trust, dated October 28, 1999, as amended (“Declaration of Trust”), hereby amend the Declaration of Trust to redesignate the name of the VN Small-Cap Value Portfolio as the Small-Cap Equity Portfolio, effective May 1, 2007.
          IN WITNESS WHEREOF, the undersigned have caused these presents to be executed as of the 20th day of March, 2007.

/s/ James T. Morris James T. Morris	/s/ Lucie H. Moore Lucie H. Moore
Trustee	Trustee

/s/ G. Thomas Willis G. Thomas Willis	/s/ Nooruddin S. Veerjee Nooruddin S. Veerjee
Trustee	Trustee

/s/ Frederick L. Blackmon Frederick L. Blackmon	/s/ Gale K. Caruso Gale K. Caruso
Trustee	Trustee

PRESIDENT’S CERTIFICATE
          The undersigned, being the duly appointed, qualified and active President of Pacific Select Fund (the “Trust”), hereby certifies that Section 6.2 of the Trust’s Amended and Restated Agreement and Declaration of Trust dated October 28, 1999, as amended (the “Declaration of Trust”) has been duly amended in accordance with the provisions of Section 11.4 of the Declaration of Trust.

Date: March 20, 2007	/s/ Mary Ann Brown
Mary Ann Brown
President